Exhibit 10-5

BROKER AGREEMENT

This Agreement is made this 15th day of August, 2009, by and between Global Smoothie Supply, Inc., (hereinafter "Comp ") a Texas Corporation with its principal office located at 4428 University Blvd., Dallas, Texas 75205 and Convenience Store Brokers, Inc. d/b/a TNT Marketing, a Texas Corporation whose principal office is located at 2100 Road To Six Flags East, Arlington, Texas 76011 (hereinafter "Broker").

RECITALS

WHEREAS, Company is a manufacturer and/or distributor of a line of consumer products, capable of sale in the convenience store class of trade as more specifically described in Exhibit "A" attached hereto (the "Products");

WHEREAS, the convenience store class of trade consists of retailers that operate company owned and/or franchise operated convenience stores ("Retailers") and the large distributors and wholesalers that supply product inventory to the Retailers ("Wholesalers");

WHEREAS, Broker provides marketing services within the geographical area consisting of the 48 contiguous states and the District of Columbia of the United States of America as an independent sales representative to those manufacturers and/or distributors that desire to sell their products within the convenience store class of trade; and

WHEREAS, the Company desires to appoint Broker as its independent sales representative and Broker desires to accept such appointment on the terms and conditions described herein below.

NOW THEREFORE, in consideration of the mutual promises and agreements herein contained, including the recitals set forth hereinabove, Company and Broker mutually agree as follows:

1.
Company hereby appoints Broker as its independent sales representative to solicit orders for the Products from those prospective and existing customers, both Retailers and Wholesalers operating within the convenience store class of trade as may be mutually agreed upon and designated by the parties during the term of this Agreement (the "Customers"). In furtherance the parties acknowledge and agree that those Customers listed and described on attached Exhibit B have been initially so mutually agreed upon and designated by the parties. During the term of this Agreement the parties may agree to designate additional accounts as Customers. Broker accepts such appointment and agrees to devote its best efforts to carry out its obligations under this Agreement.

2.
Broker shall perform its duties as sales representative by calling on the decision making buyers of the Customers for the purpose of soliciting orders for the Products. Broker will not, and will have no obligation to, call on individual retail convenience store outlets.

3.
In the solicitation of orders for the Products Broker shall adhere to the prices, terms and conditions as specified in writing by the Company from time to time. The Company, at all times, reserves the right to establish, maintain and approve any and all lines of credit and payment terms extended to Customers. Therefore, Broker assumes no liability for bad debts of customers solicited by Broker.

4.
The parties acknowledge and agree that some Customers will communicate orders for the Products directly to Company and some will communicate orders for the Products to Broker. The parties agree to promptly communicate to each other all orders for the Products received from Customers.

5.
Regardless of whether the order is communicated directly to the Company or to the Company via the Broker, the Company shall be responsible for billing all Customers, whether Wholesaler or Retailer. The Company shall promptly provide Broker with a copy of all billing invoices submitted by the Company to Customers as provided in Paragraph 6. (d) hereinafter. Broker will have no responsibility for billing or collections.

6.	As compensation for Broker's services hereunder the Company agrees to pay Broker as follows:

(a)
During the initial twelve (12) month term of this Agreement, which Term shall be for (12) months, commencing July 1, 2009 and ending on June 30, 2010, Company shall pay Broker a commission on all sales of Products equal to 3% of all Net Sales, as defined herein below, made by Company to a Customer.

(b)
In addition to the commissions described in 6.(a) above, Company shall pay Broker One Thousand ($1,000.00) Dollars plus reasonable, preapproved expenses for each Customer solicited by Broker for the Company's Self-Serve Smoothie Test Program regardless of whether the Customer agrees to buy the Product or not (Prospecting Fee).

(c)
For the purpose of calculating commissions due in accordance with paragraph 6(a) above, commissions shall be deemed earned upon receipt of payment for the Product by the Company. As used in this Agreement "Net Sales" shall mean the base price of the Company/s Products less cash discounts, returns, adjustments and off-invoice allowances.

(d)
On or before the 15th day of each month Company shall pay Broker all earned commissions and Prospecting Fees earned during the immediate prior month. Company shall deliver to Broker a copy of all invoices and orders relating to Products shipped and invoiced during the preceding month to a Customer.

7.
The parties intend that Broker, in performing the sales representative services described herein, shall act as an independent contractor. As such, Broker, subject to the limitations and requirements imposed by this Agreement and by law, is free to exercise independent judgment and discretion in the conduct of its business as independent sales representative for the Company and is free to devote whatever time and resources it deems necessary to fulfill its obligations hereunder. No employee of Broker shall be deemed to be an employee of Company. Nothing herein contained shall be construed so as to create a partnership or joint venture between the parties and neither party hereto shall be liable for the debts or obligations of the other.

8.
Company agrees to supply Broker with all required promotional materials and Product samples at no cost to Broker. During the term of this Agreement Broker may advise Company of opportunities to participate in industry, Retailer sponsored or Wholesaler sponsored, tradeshows conducted at various sites throughout the United States and the cost to Company if they elect to participate in same. Company agrees to pay Broker the quoted cost for participation at such Company approved events within thirty (30) days of receipt of an invoice from Broker for same.

9.
Each party shall advise the other immediately and in writing of any claims, lawsuits filed or demands made against the other arising from the performance of its duties and obligations hereunder. lf any claim or action be made or filed against either party, claiming loss or injury of any nature whatsoever, as a result of the other party/s negligence or intentional act or omission or violation of law, the party alleged to have so acted or omitted to act or acted negligently will indemnify, defend and hold harmless the other party, its subsidiary and affiliated corporations, and their respective directors, officers, employees and agents from and against any and all claims, liabilities, losses, damages, injuries, demands, actions causes of action, suits, proceedings, judgments and expenses, including without limitation, reasonable attorney's fees, court costs and other legal expenses for damage or injury arising out of or resulting from any such claim.

10.
The term of this Agreement shall commence on July 1, 2009 and shall continue thereafter until terminated in accordance with the following: (i) by mutual written agreement between Company and Broker; (ii) by one party immediately, without notice, if the other party commits an act of fraud, files a voluntary petition for bankruptcy or reorganization, is the subject of an involuntary petition for bankruptcy, has its affairs placed in the hands of a receiver, enters into a composition or assignment for the benefit of creditors, or is insolvent; (iii) should either party be in material breach of any of the terms of this Agreement, the other party may terminate this Agreement immediately after giving written notice of such breach and fourteen (14) days to cure such breach; or (iv) by either party, without cause, upon not less than thirty (30) days written notice.

11.
Upon termination of this Agreement for any reason Company shall pay Broker commissions calculated and payable in accordance with the provisions of paragraph 6 above, on all orders calling for shipment of products prior to the effective date of termination of this Agreement and all Prospecting Fees earned prior to the effective date of termination of this Agreement. In addition, for a period of one (1) year from the effective date of termination of this Agreement, Company shall continue to pay Broker post-termination commissions calculated and payable in accordance with the provisions of paragraph 6 above, on all orders of Products shipped to Customers.

12.
This Agreement contains the entire understanding of the parties, shall supersede any other oral or written agreements, and shall be binding upon successors and assigns. It may not be modified in any way without the written consent of an officer or owner of both parties.

13.
If any provision of this Agreement is held to be invalid or unenforceable, such provision shall be considered deleted from this Agreement and shall not invalidate the remaining provisions of this Agreement.

14.	The parties agree that notwithstanding the termination of this Agreement, the indemnification provisions contained in Paragraph 9 shall survive and remain in full force and effect.

15.
The failure of either party to enforce, at any time or for any period of time, any provisions of this Agreement shall not be construed as a waiver of such provision or of the right of such party thereafter to enforce such provision.

16.
This Agreement will be binding upon any purchaser of Company's or of Broker's business. In the event of the sale or transfer of assets or business of the Company, including but not limited to purchase orders, this Agreement shall be binding upon the successor or transferee to the same extent as though no sale or transfer had taken place. Further, Company shall timely notify any prospective purchaser, successor or transferee of the continued obligation to pay commissions.

17.
It is agreed that prior to any suit being brought by either party against the other, that the parties shall exert their best efforts to agree to terms of arbitration of any dispute to take place in Dallas, Texas. It is agreed that any suit to enforce or interpret this Agreement shall be brought in Dallas, Texas. The amount of reasonable attorney's fees, court costs and necessary litigation expenses incurred and the party responsible for same shall be determined by the Court in the trial of such action or in a separation action brought for that purpose.

18.
All notices, demands or other communications by either party to the other shall be in writing and shall be effective upon personal delivery, or if sent by mail, 72 hours after deposited in the United States mail, first class certified postage prepaid and all such notices given by mail shall be sent and addressed to the addresses set forth on page 1 until such time as another address is given by notice pursuant to this paragraph 18.

IN WITNESS WHEREOF, the officers or owners of both parties hereto have executed this agreement to be effective on the date and year listed on page one of this Agreement written in multiple counterparts, each of which shall be considered an original.

COMPANY:	BROKER

GLOBAL SMOOTHIE SUPPLY, INC.	CONVENIENCE STORE BROKERS, INC. d/b/a TNT MARKETING

By: /s/ David C. Tiller	By: /s/ Kennith Fries
Its: CEO	Its: President

EXHIBIT “A”

Company Products

All 2.5 gallon bag-in-box products. The blending equipment referred to in this Agreement is expressly excluded from the definition of "Company Products" for purposes of this Agreement.

EXHIBIT “B”

INITIALLY AGREED AND DESIGNATED CUSTOMERS

1.  7-Eleven, Inc.
2.  Circle K – Southwest Division
3.  Exxon Mobil
4.  Valexo
5.  QTrip
6.  Race Trac
7.  S.W. Conv.
8.  Stripes
9.  Hess (Florisa Focus)
10.  Love’s
11.  Pilot
12.  TCA